                                                                  Exhibit (g)(1)

                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

                                     BETWEEN

                           BLACKRIDGE INVESTMENT CORP.

                                       AND

                       BLACKSTONE MEZZANINE ADVISORS L.P.

         Agreement made this 25th day of May 2004, by and between BLACKRIDGE
INVESTMENT CORP., a Maryland corporation (the "Corporation"), and BLACKSTONE
MEZZANINE ADVISORS L.P., a Delaware limited partnership (the "Advisor").

         WHEREAS, the Corporation is a newly-organized closed-end
non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940 (the
"Investment Company Act");

         WHEREAS, the Advisor is an investment advisor that has registered under the Investment Advisers Act of 1940 (the "Advisers Act"); and

         WHEREAS, the Corporation desires to retain the Advisor to furnish investment advisory services to the Corporation on the terms and conditions hereinafter set forth, and the Advisor wishes to be retained to provide such services.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

         1. Duties of the Advisor.

         (a) The Corporation hereby employs the Advisor to act as the investment advisor to the Corporation and to manage the investment and reinvestment of the assets of the Corporation, subject to the supervision of the Board of Directors of the Corporation, for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Corporation's Registration Statement on Form N-2, dated April 14,
2004, as the same shall be amended from time to time (as amended, the
"Registration Statement"), (ii) in accordance with the Investment Company Act,
(iii) in accordance with the policies adopted by the Board of Directors to the extent that such policies do not conflict with any provision of this Agreement and (iv) in accordance with all other applicable federal and state laws, rules and regulations, and the Corporation's charter and by-laws. Without limiting the generality of the foregoing, the Advisor shall, during the term and subject to the

provisions of this Agreement, (1) determine the composition of the portfolio of the Corporation, the nature and timing of the changes thereto and the manner of implementing such changes; (2) identify, evaluate and negotiate the structure of the investments made by the Corporation; (3) close and monitor the
Corporation's investments; (4) determine the securities and other assets that the Corporation will purchase, retain, or sell and the terms on which such securities are purchased and/or sold; (5) perform due diligence on prospective portfolio companies; and (6) provide the Corporation with such other investment advisory, research and related services as the Corporation and the Advisor mutually agree may, from time to time, reasonably be required for the investment of the Corporation's funds. The Advisor shall have the power and authority on behalf of the Corporation to effectuate its investment decisions for the
Corporation, including the execution and delivery of all documents relating to the Corporation's investments and the placing of orders for other purchase or sale transactions on behalf of the Corporation. In the event that the
Corporation determines to obtain debt financing, the Advisor will undertake to arrange for such financing on the Corporation's behalf, subject to the oversight and approval of the Corporation's Board of Directors. If it is necessary for the
Advisor to make investments on behalf of the Corporation through a special purpose vehicle, the Advisor shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in compliance with the Investment Company Act.

         (b) The Advisor hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

         (c) Subject to the requirements of the Investment Company Act, the
Advisor is hereby authorized to enter into one or more sub-advisory agreements with other investment advisors (each, a "Sub-Advisor") pursuant to which the
Advisor may obtain the services of the Sub-Advisor(s) to assist the Advisor in fulfilling its responsibilities hereunder. Specifically, the Advisor may retain a Sub-Advisor to recommend specific securities or other investments based upon the Corporation's investment objective and policies, and work, along with the
Advisor, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the
Corporation, subject to the oversight of the Advisor and the Corporation. The
Advisor, and not the Corporation, shall be responsible for any compensation payable to any Sub-Advisor. Any sub-advisory agreement entered into by the
Advisor shall be in accordance with the requirements of the Investment Company
Act and other applicable federal and state law.

         (d) The Advisor shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

         (e) The Advisor shall keep and preserve for the period required by the
Investment Company Act any books and records relevant to the provision of its investment advisory services to the Corporation and shall render to the
Corporation's Board of Directors such periodic and special reports as the Board may reasonably request. The Advisor agrees that all records that it maintains for the Corporation are the property of the Corporation and will surrender promptly to the Corporation any such records upon the Corporation's request, provided that the Advisor may retain a copy of such records.

         (f) So long as this Agreement is in effect, the Corporation shall not, unless the Advisor otherwise determines in its sole discretion, subject to the approval of the Board of Directors, invest in any of the following:

              (i)     mezzanine or private equity investments in any company in
                      which Blackstone Group Holdings L.P. or any of its
                      affiliates ("Blackstone") has a pre-existing investment;

              (ii)    non-control common equity investments in any company
                      unless the Corporation has purchased, or will purchase,
                      debt securities or preferred stock of such company;

              (iii)   control equity investments of greater than $20 million;

              (iv)    equity investments in start-up companies and other venture capital equity investments;

              (v)     real estate and real estate-related securities, including
                      mortgage-backed securities; or

              (vi)    distressed debt.

         2. Corporation's Responsibilities and Expenses Payable by the
Corporation. All investment professionals of the Advisor and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Advisor and not by the Corporation. The Corporation will bear all other costs and expenses of its operations and transactions, including (without limitation) those relating to: its organization and any offering of the
Corporation's common stock and any other securities, including the securities issued pursuant to the Registration Statement; calculating the Corporation's net asset value (including the cost and expenses of any independent valuation firm);
expenses incurred by the Advisor payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the
Corporation and in monitoring the Corporation's investments and performing due diligence on its prospective portfolio

companies; interest payable on debt or dividends on the Corporation's preferred stock, if any; investment advisory and management fees; administration fees, if any, payable under the Administration Agreement between the Corporation and
Blackridge Administration LLC (the "Administrator") dated as of May 25, 2004
(the "Administration Agreement), to the Corporation's administrator; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments; transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Corporation's shares on any securities exchange;
federal, state and local taxes; independent Directors' fees and expenses; costs of preparing and filing reports or other documents required by the Securities and Exchange Commission; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the cost of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other expenses incurred by the Corporation or the Administrator in connection with administering the Corporation's business, such as the Corporation's allocable portion of overhead under the Administration Agreement including costs incurred by the Administrator in connection with providing managerial assistance on the
Corporation's behalf to those portfolio companies to which the Corporation is required to provide assistance, rent, the full cost of the Corporation's chief financial officer and his or her staff, the Corporation's allocable portion of the cost of the Corporation's chief compliance officer and his or her staff, technology and communications costs and other operating costs; provided, however, that if at any time in the future the Corporation's chief financial officer shall provide services to affiliates of the Advisor in addition to his or her role as the Corporation's chief financial officer, then the Corporation will thereafter bear only its allocable portion of the cost of its chief financial officer and his or her staff. The Advisor may be reimbursed directly from existing and prospective portfolio companies for out-of-pocket costs incurred by the Advisor. The Corporation hereby consents to such reimbursements and acknowledges the appropriateness thereof. Further, to the extent the
Corporation is reimbursed for any out-of-pocket costs incurred by the Advisor, the Corporation shall, to the same extent, reimburse the Advisor for such costs.

         3. Compensation of the Advisor. The Corporation agrees to pay, and the
Advisor agrees to accept, as compensation for the services provided by the
Advisor hereunder, a base management fee (the "Base Management Fee") and an incentive fee (the "Incentive Fee") as hereinafter set forth. The Corporation shall make any payments due hereunder to the Advisor or to the Advisor's designee as the Advisor may otherwise direct. To the extent permitted by applicable law, the Advisor may, in its sole discretion, elect, or the
Corporation may adopt a deferred compensation plan pursuant to which the Advisor may elect, to defer all or a portion of its fees hereunder for a specified period of time.

         (a) The Base Management Fee shall be calculated at an annual rate of
2.00% of the Corporation's gross assets. For services rendered during the period commencing from the closing of the Corporation's offering of its common stock pursuant to the Registration Statement through September 30, 2004, the Base
Management Fee will be payable monthly in arrears. For services rendered after such time, the Base Management Fee will be payable quarterly in arrears. Through
September 30, 2004, the Base Management Fee will be calculated based on the value of the Corporation's gross assets immediately following the closing of the
Corporation's offering of its common stock pursuant to the Registration
Statement. For quarters ended subsequent to September 30, 2004, the Base
Management Fee will be calculated based on the average value of the
Corporation's gross assets at the end of (i) such quarterly period and (ii) the prior quarterly period, appropriately adjusted for any share issuances or repurchases by the Corporation during such quarterly period. The Base Management
Fee for any partial month or quarter will be appropriately pro rated. The
Corporation shall make a good faith estimate of the Base Management Fee (the
"Estimated Base Management Fee") payable for each period described above within five (5) business days of the end of each such period. The Corporation shall pay to the Advisor in cash an amount equal to such Estimated Base Management Fee within ten (10) business days of the end of each such period. A final calculation of such Base Management Fee (the "Final Base Management Fee") shall be completed in conjunction with the completion of the Corporation's financial statements for each such period. To the extent the Estimated Base Management Fee previously paid to the Advisor for such period exceeds the Final Base Management
Fee for such period, within ten (10) business days of written notification by the Corporation, the Advisor shall pay, in cash, such difference to the
Corporation. To the extent the Estimated Base Management Fee previously paid to the Advisor for such period is less than the Final Base Management Fee for such period, within ten (10) business days of the calculation of the Final Base
Management Fee for such period, the Corporation shall pay, in cash, such difference to the Advisor.

         (b) The Incentive Fee shall consist of two parts, as follows:

              (i)     One part will be calculated and payable quarterly in
                      arrears based on the pre-Incentive Fee net investment
                      income for such quarter. For this purpose, pre-Incentive
                      Fee net investment income means interest income, dividend
                      income and any other income, including any other fees
                      (other than fees for providing managerial assistance) such as commitment, origination, structuring, diligence and
                      consulting fees or other fees that the Corporation
                      receives from portfolio companies, accrued by the
                      Corporation during such quarter, minus the Corporation's
                      operating expenses for such quarter (including the Base
                      Management Fee and any interest expense and dividends paid on any

                      issued and outstanding preferred stock, but excluding the
                      Incentive Fee and costs of providing managerial assistance up to the amount of related fees recognized as income).
                      Pre-Incentive Fee net investment income does not include
                      any realized capital gains, realized capital losses or
                      unrealized capital appreciation or depreciation. The
                      pre-Incentive Fee net investment income for such quarter
                      will be divided by the value of the Corporation's net
                      assets (defined as total assets less indebtedness for
                      borrowed money) at the end of the immediately preceding
                      quarter to determine a rate of return (the "Rate of
                      Return"). Such Rate of Return will be compared to a
                      "hurdle rate" of 1.75% per quarter (7.00% annualized) (the
                      "Hurdle Rate"). The Corporation will pay the Advisor an
                      Incentive Fee with respect to the Corporation's
                      pre-Incentive Fee net investment income for each quarterly period as follows: (1) no Incentive Fee for any quarterly
                      period in which the Rate of Return does not exceed the
                      Hurdle Rate; and (2) in any quarterly period in which the
                      Rate of Return exceeds the Hurdle Rate, (x) 100% of the
                      Corporation's pre-Incentive Fee net investment income in
                      excess of the amount required to achieve the Hurdle Rate,
                      not to exceed 0.4375% of the Corporation's net assets
                      (defined as total assets less indebtedness for borrowed
                      money) at the end of the immediately preceding quarter
                      (1.75% annualized) and (y) 20% of the amount of the
                      Corporation's pre-Incentive Fee net investment income, if
                      any, for such quarterly period that exceeds 2.1875% of the
                      Corporation's net assets (defined as total assets less
                      indebtedness for borrowed money) at the end of the
                      immediately preceding quarter (8.75% annualized). These
                      calculations will be appropriately pro rated for any
                      period of less than three months and adjusted for any
                      share issuances or repurchases by the Corporation during
                      such quarterly period.

              (ii)    The second part of the Incentive Fee (the "Capital Gains
                      Fee") will be determined and payable in arrears as of the
                      end of each calendar year (or upon termination of this
                      Agreement as set forth below), commencing on December 31,
                      2004, and will equal 20.0% of the Corporation's realized
                      capital gains for such calendar year, if any, computed net of all realized capital losses and unrealized capital
                      depreciation in such year. For clarification, this

                      calculation is intended to (1) reflect the reversal of
                      unrealized capital depreciation, if any, included in this
                      calculation in prior periods related to investments
                      subject to realizations during the calendar year for which such calculation is being made, to the extent such
                      unrealized depreciation reduced incentive fees otherwise
                      payable in prior periods, and (2) exclude any losses,
                      realized or unrealized, which are the result of an
                      adjustment to, or realization of, previously recognized
                      unrealized capital appreciation which was not included in
                      this calculation in prior periods. The Incentive Fee
                      determined as of December 31, 2004 will be calculated for
                      the period commencing from the closing of the
                      Corporation's offering of its common stock pursuant to the
                      Registration Statement and ending on December 31, 2004 and shall be calculated in the same manner described in the
                      first sentence of this paragraph. In the event that this
                      Agreement is terminated or expires as of a date that is
                      not a calendar year end, the termination date or
                      expiration date, as the case may be, shall be treated as
                      though it were a calendar year end for purposes of
                      calculating and paying a Capital Gains Fee.

              (iii)   The Incentive Fee payable for any period shall be
                      calculated in conjunction with the completion of the
                      Company's financial statements for such period. The
                      Incentive Fee, if any, shall be payable by the Corporation to the Advisor in cash within ten (10) business days of
                      the completion of such calculation, which date shall not
                      be later than 100 days following the end of such period.

         4. Representations and Covenants of the Advisor. The Advisor represents that it is registered as an investment advisor under the Advisers Act. The
Advisor will use its best efforts to ensure that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

         5. Excess Brokerage Commissions. The Advisor is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Corporation to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of

execution, and operational facilities of the firm and the firm's risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the
Corporation's portfolio, and constitutes the best net results for the
Corporation.

         6. Limitations on the Employment of the Advisor. The services of the
Advisor to the Corporation are not exclusive, and the Advisor and its affiliates and their respective officers and directors may engage in any other business or render similar or different services to others, including without limitation the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Corporation, so long as its services to the Corporation hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Advisor or its affiliates to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith
(including fees for serving as a director of, or providing consulting services to, one or more of the Corporation's portfolio companies, subject to applicable law). The Corporation acknowledges that the Advisor serves as the investment advisor to Blackstone Mezzanine Partners L.P and that, notwithstanding anything in the preceding sentence to the contrary, such service shall be permitted under the terms of this Agreement. So long as this Agreement or any extension, renewal or amendment remains in effect, the Advisor shall be the only investment advisor for the Corporation, subject to the Advisor's right to enter into sub-advisory agreements. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Advisor and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the
Advisor and directors, officers, employees, partners, stockholders, members and managers of the Advisor and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.

         7. Responsibility of Dual Directors, Officers and/or Employees. If any
person who is a manager, partner, officer or employee of the Advisor or the
Administrator is or becomes a director, officer and/or employee of the
Corporation and acts as such in any business of the Corporation, then such manager, partner, officer and/or employee of the Advisor or the Administrator shall be deemed to be acting in such capacity solely for the Corporation, and not as a manager, partner, officer or employee of the Advisor or the
Administrator or under the control or direction of the Advisor or the
Administrator, even if paid by the Advisor or the Administrator.

         8. Limitation of Liability of the Advisor. The Advisor (and its
officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Advisor, including without limitation its general partner and the Administrator) shall not be liable to the
Corporation for any action taken or omitted to be taken by the Advisor in connection with the performance of any of its duties or obligations under this
Agreement or otherwise as an investment advisor of the Corporation, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services.

         9. Effectiveness, Duration and Termination of Agreement. This Agreement
shall become effective as of the first date above written. This Agreement shall remain in effect for two years. Thereafter, this Agreement shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Corporation's
Board of Directors, or by the vote of a majority of the outstanding voting securities of the Corporation and (b) the vote of a majority of the
Corporation's Directors who are not parties to this Agreement or "interested persons" (as such term is defined in Section 2(a)(19) of the Investment Company
Act) of any such party, in accordance with the requirements of the Investment
Company Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days' written notice, by the vote of a majority of the outstanding voting securities of the Corporation, or by the vote of the
Corporation's Directors or by the Advisor. This Agreement will automatically terminate in the event of its "assignment" (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Advisor (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Advisor, including without limitation its general partner and the Administrator) shall remain entitled to the benefits thereof, notwithstanding any expiration or termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Advisor shall be entitled to any amounts owed under Section 3 as of and through the date of termination or expiration.

         10. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

         11. Amendments. This Agreement may be amended by mutual consent, but the consent of the Corporation must be obtained in conformity with the requirements of the Investment Company Act.

         12. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

                                       BLACKRIDGE INVESTMENT CORP.

                                       By: /s/ Howard Gellis
                                           ---------------------
                                           Name:  Howard Gellis
                                           Title: Chief Executive Officer

                                       BLACKSTONE MEZZANINE ADVISORS L.P.

                                       By: BMEZ Advisors L.L.C., its General
                                           Partner

                                       By: /s/ Peter G. Peterson
                                           ---------------------
                                           Peter G. Peterson
                                           its Founding Member

                                       By: /s/ Stephen A. Schwarzman
                                           -------------------------
                                           Stephen A. Schwarzman
                                           its Founding Member

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